Exhibit 10.12

May 31, 2016

Amendment 1 to Licensing Agreement – Israeli Market

1.	This Amendment refers to the Exclusive Distribution and Licensing Agreement between Resdevco Ltd. and Wize Pharma signed on May 1, 2015 (hereinafter called the “Agreement”)

2.	Territory is extended to Israel, therefore the term Territory refers to both the USA and the Israeli markets.

3.	If the Agreement is terminated for the USA Territory, this event will have no consequences on this Amendment with the original Agreement.

4.	The term “FDA” should be replaced by “Ministry of Health in Israel” throughout the Agreement

5.	The royalty payment per box/unit and guaranteed yearly minimum royalty payment commences on the date of signing this Amendment, overriding the date of section 7.1 of the Agreement

6.	The following text overrides section 7.2 in the Agreement:

In addition to the royalty per box/unit and guaranteed yearly minimum royalty payment LICENSEE will also pay RESDEVCO the following amounts:

At the time of commencing local sales an upfront nondeductible and nonrefundable payment of 30,000 US dollars (thirty thousand US dollarS) is payable for the exclusive use of the Israeli Market License.

7.	Based on the same calculations in section 7.3 of the Agreement, the following guaranteed minimum yearly royalty of plus the VAT according to the Israeli law, will be paid in January of each year.

At the time of signature: $1200

2017: $3000

2018: $7200

2019: $1800

2020 and following years: $ 36000

8.	The following text overrides Section 12.3 of the Agreement:

Wize Pharma may cancel this Agreement by informing Resdevco in writing 180 days in advance, but only following the commencement of sales in Israel. In that case any previous payments made by WizePharma are non-refundable, any payment due during those 180 days must be paid by Wize Pharma.

9.	Presently the unit dose eye drops are registered in Israel as Eyecon®. WizePharma will inform Resdevco within 1 month whether it will be using the Eyecon® or Conheal® trademark in Israel, both of which are registered by Resdevco in Israel (see attachments below).

10.	The definition of Product in the Agreement withstands regardless of the trademark selected by Wize Pharma

11.	Within three months of signing of this Amendment, Wise Pharma will sign a Contract Manufacturing agreement (for a 30 unit box) with Pharmastulln. or with another manufacturer to supply the Product to the Israeli market.

12.	Following the signing of the contract manufacturing agreement, Wize Pharma will immediately:

a.	Take over the job of Responsible Pharmacist from Ms. Rivka Slonim,

b.	Continue the development of the product (translations of the PIL, box design etc.)

c.	Begin the process of obtaining the claim of “Treating Conjunctivochalasis” in Israel, committing to obtaining such claim within three years of signing this Amendment. (Resdevco suggests to use the office of Ms. Rivka Slonim in Jerusalem, as she took care of past and present registrations of the unit dose eye drops).

13.	In Appendix A of the Agreement, sections 5 and 6 are not applicable.

14.	Appendix B of the Agreement is not applicable.

15.	Appendix C of the Agreement is not applicable as the documents related to the claim of “Treating Conjunctivochalasis” are already in the possession of Dr. Gideon Stein through Nitsan Shmueli, advocate.

16.	This Amendment cancels any previous Amendment related to Israel

/s/ Prof. S. Dikstein	/s/ Or Eisenberg
Resdevco Ltd	Wize Pharma Ltd